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                                                                   EXHIBIT 10.14

                           SPECIAL METALS CORPORATION

                         Equity Appreciation Rights Plan
                             Dated December 6, 1989

Section 1. Establishment, Purpose, and Effective Date of Plan

1.1 Establishment. Special Metals Corporation, a Delaware corporation (the "Company") hereby establishes a long-term executive compensation program for selected Executives, which shall be known as the Special Metals Corporation Equity Appreciation Rights Plan (the "Plan").

1.2 Purpose. In recognition of individual contributions to the continued growth and profitability of the Company, the Plan will provide participating Executives with a share in the appreciation of the value of the Company. Equity Appreciation Rights shall be granted to Participants pursuant to the discretion of the Administrator and shall be exercisable by Participants for payment in cash.

1.3   Effective Date.  The Plan shall become effective as of January 1, 1990.

Section 2. Eligibility and Participation

2.1 Eligibility and Participation. Participants in the Plan shall be selected by the Administrator from among those Executives of the Company who, in the opinion of the Administrator, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.

Section 3. Definitions

3.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

      (a) "Adminstrator" means the Compensation Committee of the Board of Directors of the Company or such other person or entity designated by the Administrator.

      (b) "Book Value" at any date means total assets of the Company minus total liabilities of the Company and is computed as Initial Book Value (as defined in Section 3.1(k)) plus aggregate net income of the Company to date.

            At the discretion of the Administrator, the calculation of Book Value shall be equitably adjusted to reflect the impact on the Company's financial statements of the occurrence of certain events, including a

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            recapitalization, merger, consolidation, acquisition, divestiture and other similar types of corporate transactions.

      (c)   "Book Value Per Unit" means Book Value divided by 10,000,000.

      (d) "Change of Control" shall mean any one transaction or series of related transactions which causes the ownership of all or substantially all of the then assets of the Company to be transferred or beneficial ownership or voting rights with respect to more than fifty percent (50%) of the then outstanding capital stock of the Company to be transferred. Such transaction or transactions shall include without limitation (i) consolidation or merger of the Company with or into another corporation; (ii) the sale or transfer of more than one-half of the value or voting power of the stock of any subsidiary or affiliated corporation of the Company or the product of a taxable or non-taxable spin-off, split-up or split-off;
            (iii) the creation of a voting trust; (iv) any other method excluding sales or transfers of shares by or between current share-holders; or (v) effective change of control from Aubert et Duval to another entity. Change of Control shall not include any transaction or series of related transactions within Aubert et Duval or between the shareholders of Aubert et Duval.

      (e) "Company"means Special Metals Corporation, a Delaware corporation, and shall include any subsidiary, 50% or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company, unless otherwise indicated by the context.

      (f) "Disability" of a Participant will be determined by the Administrator in his sole discretion, using criteria uniformly applied under the disability provisions of the Company's disability plan.

      (g) "Equity Appreciation Right" means a right to receive cash granted pursuant to Section 4.

      (h)   "Executive" means a key employee of the Company.

      (i) "Exercise Date" means the date on which an Equity Appreciation Right is exercised pursuant to Section 5.

      (j) "Grant Date" means the date on which an Equity Appreciation Right is granted.


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      (k)   "Initial Book Value" means the total shareholder equity of the
            Company as of December 31, 1989 as stated in the Company's financial statements prepared by an independent qualified public accountant.

      (l) "Participant" means any Executive designated to participate in the Plan pursuant to Subsection 2.1.


      (m) "Retirement" means the termination of a Participant who has attained the age of 65.

      (n) "Termination Not-for-Cause" means the termination of a Participant's employment by the Company, for reasons other than Retirement, death, Disability, Termination-for-Cause, or termination upon Change-of-Control.

      (o) "Termination-for-Cause" means termination of the Participant's employment by the Company, by written notice to the Participant, specifying the event relied upon for such termination, due to (i) the Participant's willful misconduct in respect of his duties for the Company, (ii) conviction for a felony or willful neglect or an act of common law fraud, (iii) material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations, (iv) theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material economic damage to the Company or any of its affiliates or subsidiaries, or (v) dependence or addiction to alcohol or use of drugs (except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or country of licensure) which in the opinion of the Administrator, interferes with the Participant's ability to perform his assigned duties and responsibilities.

3.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Section 4. Equity Appreciation Rights

Each Equity Appreciation Right shall reflect the appreciation in the Book Value of the Company. The right to exercise Equity Appreciation Rights shall be evidenced by Equity Appreciation Rights Agreements which are executed by the Company and the Grantee Participants, subject to the following terms and conditions:


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4.1   Grant. Equity Appreciation Rights shall be granted to the Participant at such times and in such amounts as determined by the Administrator, acting on the recommendation of the Chairman of the Board. The Participant must execute the Equity Appreciation Rights Agreement (Appendix A) for the Grant to be valid.

Section 5. Exercise of Equity Appreciation Rights

Each Equity Appreciation Right shall be exercised according to Sections 5.1 and 5.2, subject to the limitations set forth in Section 5.6.


5.1 Exercise Period. Each Equity Appreciation Right shall be exercisable for a period commencing on the fifth anniversary following the Grant Date and ending on the tenth anniversary following the Grant Date.

5.2 Payment of Value of Equity Appreciation Rights. Upon the exercise of Equity Appreciation Rights, the Participant shall be entitled to payment equal to the excess of the Book Value Per Unit measured at Exercise Date over the Book Value Per Unit measured at Grant Date, multiplied by the number of Equity Appreciation Rights to be exercised. This amount shall be paid in cash as set forth in Section 5.3.

5.3 Form of Payment. Normally, amounts paid to a Participant pursuant to this Section shall be paid to such Participant in the form of a single sum payment. However, in the event that the Administrator, in its sole discretion, determines it to be in the best interests of the Company, such amounts shall be paid in 3 annual installments, the first of which shall be paid as promptly as practicable after the exercise of the Equity Appreciation Rights. Situations in which the Administrator may make such a determination include, but are not limited to, circumstances whereby an amount payable to a Participant under this Plan would cause a depletion of the cash reserves of the Company below a level deemed to be prudent by the Administrator, or other such payments would be inappropriate under the circumstances. The Administrator shall not be arbitrary in making such a determination, and shall at all times take actions which are equitable and are consistent with the best interests of the Company.

5.4 Tax Withholding. Payments under the Plan shall be subject to applicable federal, state, and local tax withholding requirements.

5.5 Interest Credit. In the event payment is deferred under Section 5.3, the unpaid balance shall bear interest from the date the first installment is paid until the date of payment of the applicable deferred installment at a rate per annum equal to the next Prime Lending Rate which is reported in the Wall Street Journal following the date the first installment is paid.


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5.6   Limitations on Exercise. Equity Appreciation Rights may not be exercised prior to five years after the date of grant of such Equity Appreciation Rights or after the Participant ceases to be an employee of the Company, except that:

            (a) If employment is terminated due to Retirement, all Equity Appreciation Rights of the Participant which have been granted will be immediately exercisable, without regard to the five-year waiting period prescribed above, on the date of Retirement until the earlier of (i) ninety (90) days after the date of Retirement of the Participant, or (ii) the expiration of the Exercise Period of the Equity Appreciation Rights.

            (b)   In the event of a Termination Not-For-Cause at the convenience of the Company, the Company shall provide a notice of the Participant's rights under this Plan as soon as possible after the Participant's termination. The Equity Appreciation Rights of the Participant, which have been granted up to the date of termination, may be exercised without regard to the five-year waiting period prescribed in this Section 5.6 for a period of 10 days following the receipt of this notice.

            (c) In the event the Participant shall cease to be employed by the Company by reason of Termination-for-Cause, the Participant shall forfeit all rights under the Plan, including the right to receive payment for all Equity Appreciation Rights which have been granted but not exercised.

            (d) In the event of the death of the Participant after a termination of employment due to Retirement, but before the expiration of the time limitations set forth in Section 5.6(a), all Equity Apprecia tion Rights which have been granted as of the date of death will be immediately exercisable, without regard to the five-year waiting period prescribed in this Section 5.6, by the personal representatives, heirs, or legatees of the Participant until the earlier of (i) one (1) year after the date of termination of the Participant or (ii) the expiration of the Exercise Period of the Equity Appreciation Rights.

            (e) In the event of the death of the Participant while still employed with the Company, then all Equity Appreciation Rights which have been granted as of the date of death will be immediately exercisable, without regard to the five-year waiting period prescribed in this Section 5.6, by the personal representatives, heirs, or legatees of the Participant until the earlier of (i) one


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                  (1) year after the date of the death of the Participant, or
                  (ii) the expiration of the Exercise Period of the Equity Appreciation Rights.

            (f) If employment is terminated or is interrupted by reason of a Disability or a leave of absence, all Equity Appreciation Rights which have been granted as of the date of Disability or leave of absence shall be immediately exercisable without regard to the five-year waiting period prescribed in this
                  Section 5.6 for a period of 60 days following the date of termination of employment. At the request of the Participant, the Board, in its sole discretion, may extend this period.

            (g) In the event of a Change of Control, Participants of the Plan shall be entitled to exercise all Equity Appreciation Rights which have been granted and are then exercisable determined without regard to the five year waiting period prescribed by this Section 5.6 for a period of 60 days following the date of Change of Control.

            (h) The right to exercise Equity Appreciation Rights under normal circumstances shall be made available to Participants on an annual basis. Participants may exercise their Equity Apprecia-tion Rights each year during the period commencing with the issuance of the audited financial statements for the previous fiscal year and ending 60 days after the date of issuance.

5.7 Non-Assignability. Equity Appreciation Rights granted under this Plan shall be non-transferable by the Participant except by Will or the laws of descent and distribution. Except as provided in Section 5.8, during the Participant's lifetime, Equity Appreciation Rights shall be exercisable by the Participant only.

5.8 Incapacity of Participant. In the event that (a) a Participant is declared incompetent or (b) the Administrator in its sole discretion determines that a Participant is unable to manage his financial affairs, and a legal guardian is appointed, then all Equity Appreciation Rights granted, to the extent exercisable by the Participant at the date the guardian is appointed, shall be exercisable by such guardian in accordance with this
      Section 5 within the time period specified in the event of Disability under Section 5.6(f). At the request of the guardian so appointed, the Board, in its sole discretion, may extend this period.


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5.9   Administration and Finally of Determinations. This Plan shall be administered by, and any question of interpretation arising under this Plan shall be determined by the Administrator, which may act on the recommendation of the Chairman of the Board of the Company, and its determination shall be final and conclusive upon all parties in interest. Cash paid pursuant to this Plan shall be paid in consideration of services performed by the Participant to or for the benefit of the Company.

5.10 No Control and Nature of Interest. The granting of Equity Appreciation Rights to Participants under the provisions of the Plan represents only a right to receive cash. Accordingly, the Plan grants no right to vote at shareholder meetings, nor does the grant of an Equity Appreciation Right convey an interest in, either express or implied, any equity or ownership in the Company.

      The grant of an Equity Appreciation Right will not convey to a Participant any right as a shareholder to take part in the control or management of the affairs of the Company, nor shall any Participant, acting either alone or in accord, have any right or authority to act for or bind the Company, or veto any action taken by the Board of Directors or any officer at the Company, which is in excess of such management right or authority as is customarily appropriate with respect to the duties and responsibilities of the executive position held by such Participant in the normal course of his employment with the Company or service as an officer or director thereof.

Section 6. No Contract of Employment

6.1 Employment. Neither the establishment of the Plan nor the granting of any Equity Appreciation Rights under the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant's employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

Section 7. Miscellaneous

7.1 Amendment, Modification, and Termination of Plan. The Administrator may at any time terminate, and from time to time may amend or modify the Plan, provided that no such action shall adversely affect any right or obligation with respect to any Equity Appreciation Rights theretofore granted.

7.2 Alienation. A Participant's rights, benefits, and interest under the Plan shall not be subject to alienation, assignment, transfer, garnishment, execution or levy of any kind. In the case of a Participant's death, the Administrator shall


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      make payment to the Participant's designated beneficiary, or in the absence of such designation by will or the laws of descent and distribution.

7.3 Unfunded Plan. The Plan shall be unfunded. The Company shall not be required to segregate any assets that may be represented by shares of Equity Appreciation Rights. The Company shall not be deemed to be a trustee of any amounts to be paid to Participants from this Plan. Any liability of the Company to pay any Participant with respect to Equity Appreciation Rights shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Company. However, the Company has the discretion at any time to segregate such assets that may be represented by Equity Appreciation Rights.

7.4 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York except to the extent superseded by federal law.


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                                                                      APPENDIX A

                           SPECIAL METALS CORPORATION

                      Equity Appreciation Rights Agreement

      THIS AGREEMENT between Special Metals ("Company"), a Delaware corporation and ________________________________ ("Grantee").

                                   WITNESSETH:

      WHEREAS, the Board of Directors ("Board") of the Company has approved the issuance of Equity Appreciation Rights to key employees pursuant to the Special Metals Corporation Equity Appreciation Rights Plan ("Plan"); and

      WHEREAS, the Grantee is a key employee of the Company and has been selected to receive Equity Appreciation Rights under the Plan;

      NOW, THEREFORE, in consideration of the premises, the Company and the Grantee agree as follows:

                     I. GRANT OF EQUITY APPRECIATION RIGHTS

       Subject to the terms and conditions set forth herein and in the Equity Appreciation Rights Plan which is attached hereto and made a part hereof the Grantee is hereby awarded ____________ Equity Appreciation Rights. For purposes of this agreement, the Grant Date is _________________. Each Equity Appreciation Right as of the Grant Date shall have a value equal to ______________________.

                              II. RESTRICTED RIGHTS

      The Equity Appreciation Rights covered by this Agreement may not be exercised prior to ________________ (five years following Grant Date) or after _______________________ (ten years following Grant Date).

This Agreement conveys no right to the actual receipt or subscription of any stock of the Company, any dividends thereon, or any other right or interest of a shareholder, including voting rights.

                            III. EXERCISE AND PAYMENT

      Subject to the limitations set forth in this Agreement, Equity Appreciation Rights may be exercised on an annual basis by delivering written notice to the Company at least 30 days prior to the date of exercise, on a form provided by the Company, specifying the number of Equity Appreciation Rights the Grantee then desires to exercise. The Company shall pay cash to the Grantee as soon as practicable after such written notice is received by the Company.

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                                   IV. GENERAL


      Administration. Administration of this agreement will be governed by the terms and conditions set forth in the Special Metals Corporation Equity Appreciation Rights Plan in effect on the date of this Grant. That document is incorporated in this Agreement in its entirety.

      Notices. Every notice or other communication relating to the Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Unless and until some other address is so designated, all notices or communications by the Grantee to the Company shall be mailed to Middle Settlement Road, New Hartford, New York 13413, Attention: Chairman of the Board. All notices by the Company to the Grantee may be delivered to the Grantee personally or may be mailed to the Grantee at the address shown on the records of the Company.

      Withholding. The Company shall deduct from any payment of any kind due to the Grantee, any federal, state or local taxes of any kind required by law to be withheld with respect to the exercise of the Equity Appreciation Rights.

      Interpretation. This Agreement is subject in all respects to the terms of the Plan, and in the event that any provision of the Agreement shall be inconsistent with the terms of the Plan, then the terms of the Plan shall govern. Any question of interpretation arising under this Agreement shall be determined by the Administrator and its determinations shall be final and conclusive upon all parties in interest.

       Counterparts. This Agreement may be executed in one or more counterparts, each counterpart of which will be regarded for all purposes as an original.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on
the    day of                 , 19 .


                               By ____________________________________
                                  SPECIAL METALS CORPORATION

Attest:


_____________________          _____________________________________
                               Grantee